Exhibit (a)(5)(i)

WESTERN ASSET MIDDLE MARKET INCOME FUND INC.

ANNOUNCES FINAL RESULTS OF TENDER OFFER

Contact Information:

Media:

Maria Rosati

(212) 805-6036

mrosati@leggmason.com

Symbol: XWMFX

NEW YORK – (Business Wire) –July 10, 2017. Western Asset Middle Market Income Fund Inc. (XWMFX) announced today the final results for its issuer tender offer for up to 2.5% of the outstanding common stock (“Shares”) or 7,144 Shares of the Fund at a price equal to the Fund’s net asset value per Share on the day on which the tender offer expired. The Fund’s offer expired on July 5, 2017.

A total of 14,861 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 7,144 Shares, the tender offer is oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering stockholders on a pro rata basis, excluding any odd lot transactions and disregarding fractions. Accordingly, on a pro rata basis, approximately 48.07% of Shares for each stockholder who properly tendered Shares have been accepted for payment. The Fund expects to transmit payment to purchase the duly tendered and accepted Shares on or about July 11, 2017. The purchase price of properly tendered Shares is $778.26 per Share, equal to the per Share net asset value as of the close of the regular trading session of the New York Stock Exchange on July 5, 2017. Shares that were tendered but not accepted for payment and Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, at (866) 431-2110.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Western Asset Middle Market Income Fund Inc., a non-diversified closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.lmcef.com. Data and commentary provided in this press release are for informational purposes only. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.